Exhibit 4.1

BROWN & BROWN, INC. 2008 SHARESAVE PLAN

Adopted by the Shareholders of the Company on 30 April 2008 and amended and renewed by the Shareholders of the Company on 2 May 2018

HM Revenue & Customs Ref: SRS102684

Approved by HM Revenue & Customs on 5 June 2008

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CONTENTS

1	DEFINITIONS AND INTERPRETATION 1

2	GRANT OF OPTIONS 4

3	ADJUSTMENT OF OPTIONS ON CHANGE IN SHARE CAPITAL 6

4	RIGHT TO EXERCISE OPTIONS 7

5	TAKEOVER, RECONSTRUCTION AND WINDING UP 9

6	LIMITS ON GRANT OF OPTIONS 11

7	ALTERATIONS 12

8	MISCELLANEOUS 12

9	TERMINATION 13

10	GOVERNING LAW 13

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BROWN & BROWN, INC. 2008 SHARESAVE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires, the following terms have the following meanings:
"Board" means the board of directors of the Company or a duly appointed committee thereof, including for the avoidance of doubt the compensation committee of such board of directors.
"Bonus Date" means the earliest date on which a bonus is payable under the Savings Contract made in connection with an Option.
"CA 2006" means the Companies Act 2006.
"Company" means Brown & Brown, Inc., a corporation organised under the laws of the State of Florida.
"Control" has the meaning given to it by Section 719 of ITEPA.
"Dealing Day" means a day on which the New York Stock Exchange is open for the transaction of business.
"Eligible Employee" means an individual who either:

(a)	is:

(i)	an employee or Full-Time director of a Participating Company who is such an employee or Full-Time director on the relevant Invitation Date; and

(ii)
who has been such an employee or Full-Time director at all times during such period as the Board determines for the purpose of an issue of Invitations, such period being at least one day and not to exceed five years and ending on the relevant Invitation Date (disregarding any absence by reason of pregnancy or confinement); and

(iii)
whose earnings from the office or employment within sub-paragraph (i) of this definition are (or would be if there were any) general earnings to which section 15 at the time of the relevant Invitation Date; and

(iv)	who has not given or been given notice to terminate his employment with a Participating Company to the effect that he will cease to be an employee of any Participating Company; or

(b)	is an employee or director (other than a non-executive director) of a Participating Company who is nominated by the Board to be eligible to participate.

"Full-Time" means normally devoting at least 25 hours a week (excluding meal breaks) to the performance of the duties of his office or employment with the Company (and any other Participating Company).
"Grant Date" means the date on which an Option is granted determined in accordance with Rule 2.
"Grant Period" means the period of six weeks beginning with the date on which the Plan is formally approved by HM Revenue & Customs under Schedule 3 and thereafter:

(a)	within the period of six weeks beginning with the Dealing Day immediately following the date on which the Company announces its final or interim results in any year; and

(b)
the period of six weeks beginning with the Dealing Day immediately following the date on which any legislation, regulation or other rule or directive preventing the grant of an Option is removed or ceases to have effect; and

(c)	at any other time if, in the opinion of the Board, the circumstances justify the grant of an Option.
"Independent Adviser" means the Company's solicitors or auditors or such other adviser as the Board may select.
"HM Revenue & Customs" means the Board of HM Revenue & Customs.
"Invitation" means an invitation to apply for an Option issued under Rule 2.1.
"Invitation Date" means the date on which an Invitation is issued.
"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.
"Market Value" means

(a)
if at the relevant time the Shares are listed in the daily official list of the New York Stock Exchange or the London Stock Exchange, the middle market quotation of a Share (as derived from that list) on the last Dealing Day before the Invitation Date (being not earlier than 30 days before the relevant Grant Date) or, if the Board so decides, an amount equal to the arithmetic average of the middle market quotations of a Share (derived on the same basis) for the three Dealing Days immediately preceding the Invitation Date (the first of which being not earlier than 30 days before the relevant Grant Date) provided that in no case may the market value of a Share be determined by reference to a Dealing Day which falls within a Proscribed Period; or

(b)
if paragraph (a) of this definition does not apply, the market value (within the meaning of sections 272 and 273 Taxation of Chargeable Gains Act 1992) of a Share on the last Dealing Day before the Invitation Date (being not earlier than 30 days before the relevant Grant Date) as agreed in advance with the Shares Valuation Division of HM Revenue & Customs.

"Option" an option to acquire Shares granted under the Plan.

"Participant" means a person who holds an Option.
"Participating Company" means the Company and any Subsidiary to which the Board has resolved from time to time that the Plan should extend.
"Plan" means the Brown & Brown, Inc. 2008 Sharesave Plan as set out in these Rules but subject to any alterations or additions made under Rule 7.
"Proscribed Period" means any period during which dealings in Shares by directors is proscribed due to the existence of unpublished price sensitive information, whether by the Company’s own code on insider dealing, regulations imposed by any exchange on which the Company’s shares are traded or otherwise.
"Renewal Date" means the date on which the Plan is approved for renewal by the shareholders of the Company.
"Savings Body" means any body with whom a Savings Contract can be made as selected by the Board (at its discretion).
"Savings Contract" means a contract under a certified SAYE savings arrangement within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005.
"Schedule 3" means Schedule 3 to ITEPA.
"Shares" means ordinary stock in the capital of the Company which satisfy the requirements of paragraphs 18 to 22 of Schedule 3.
"Standard Bonus" means a bonus which is payable on a Savings Contract.
"Subsidiary" means a body corporate which is a subsidiary of the Company within the meaning of Section 1159 of the CA 2006 and is under the Control of the Company.
"TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

1.2	Expressions not otherwise defined in the Plan have the same meanings as they have in Schedule 3 so far as is consistent with the context.

1.3	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-extended.

1.4	Expressions denoting the masculine gender include the feminine, unless the context otherwise requires.

1.5	Expressions denoting the singular include the plural and vice versa, unless the context otherwise requires.

1.6	Any reference to a Rule is a reference to one of these Rules.

2	GRANT OF OPTIONS

2.1
Subject to Rule 6, the Board may issue during any Grant Period on similar terms (subject to paragraph 7(2) of Schedule 3) to every person who is at that time an Eligible Employee an Invitation, specifying the date by which it must be accepted (being not less than 14 days after the Invitation Date), the price per Share payable on exercise of the Option subject to the Invitation and the maximum permitted aggregate monthly savings contribution, (being the lesser of the maximum amount specified in paragraph 25 of Schedule 3 and such sum as the Board decides shall apply to every Eligible Employee in respect of that Invitation) and whether or not the Shares are subject to any restrictions (and if so, details of those restrictions) provided always that no Invitation may be issued during a Proscribed Period.

2.2	No Option may be granted on any day unless:

(a)
that day falls no later than 30 days (or, where Rule 2.8 applies, 42 days) after the day (which, where the average of the middle market quotations of a Share for three Dealing Days has been used to determine the Market Value, shall be the first of such Dealing Days) on which the exercise price was determined under Rule 2.4; and

(b)	every Eligible Employee at the relevant Invitation Date has been sent an Invitation; and

(c)
save to the extent permitted by Rule 2.8, every Eligible Employee at the relevant Invitation Date who has applied for an Option and has proposed to make a Savings Contract with a Savings Body approved by the Board for this purpose, is in fact granted an Option; and

(d)	in respect of any Option granted to a director of the Company, that day does not fall within a Proscribed Period.

2.3
The consideration for the grant to any Eligible Employee of an Option shall be the Eligible Employee proposing to make a Savings Contract and in all other respects agreeing to be bound by the provisions of the Plan.

2.4	The price at which Shares may be acquired on the exercise of an Option shall be determined by the Board at the time of the relevant Invitation, provided that:

(a)	the price shall not be less than 85 per cent of the Market Value at that time; and

(b)	where the Option is to subscribe for Shares the price cannot be less than the nominal value of the Shares.

2.5
When applying for an Option, an Eligible Employee must specify the amount of the monthly contribution he is willing to pay under the Savings Contract which must not be less than £5 and state whether for the purposes of determining the number of Shares to be under Option, the repayment under the Savings Contract is to be taken as including the Standard Bonus or no bonus. The amount of the repayment on the Bonus Date shall determine the maximum number of Shares that may be acquired on exercise of the Option.

2.6
Subject to Rule 2.8, the Board may specify in an Invitation whether, on that occasion, the repayment under the Savings Contract shall be taken as including a bonus and shall specify that the Savings Contract will be for a term of 3 years. For the avoidance of doubt, Savings Contracts may only be for a term of 3 years and may not be for a term of 5 years.

2.7
For the purposes of Rule 2.5 the amount of the monthly contribution shall be the amount which the individual specifies in his application for the Option that he is willing to pay under the Savings Contract or, if lower, the maximum permitted amount, which shall be the lowest of:

(a)
£500 (or such other maximum amount as may for the time being be permitted under paragraph 25(3)(a) of Schedule 3) less any monthly contributions the individual is already making under any other Savings Contract;

(b)	the maximum amount for the time being permitted under the terms of the Savings Contract; and

(c)	such maximum amount (if any) as may have been determined by the Board for this purpose and specified in every Invitation issued on that occasion.

2.8
If the grant of Options on any day would cause any of the limits in Rule 6 to be exceeded, then, in relation to Options to be granted on that day, the following provisions will be successively applied (in the order in which they are set out) so far as is necessary to ensure that those limits are not exceeded:

(a)	for the purposes of Rule 2.6, if the repayment would otherwise be taken as including a Standard Bonus it shall be deemed to include no bonus;

(b)
for those purposes the amount of the monthly contribution determined under Rule 2.7 shall be reduced pro rata to the extent necessary to ensure that the limits in Rule 6 are not exceeded, but shall not be reduced to less than the minimum permitted amount mentioned in Rule 2.11; and

(c)
if the total number of Shares comprised in all applications received in response to Invitations on any occasion is such that, after the application of Rule 2.7 and paragraphs (a) and (b) of this Rule 2.8, the grant of Options in respect of that number of Shares would still result in any of the limits in Rule 6 being exceeded, the Board may either not proceed with the grant of Options on that occasion or may adopt such method of random selection of applications as may be agreed in advance with HM Revenue & Customs, based on a monthly contribution to the Savings Contract of £5 and the inclusion of no bonus.

2.9	No Option may be granted more than 10 years after the Renewal Date.

2.10
Subject to Rule 4.3, an Option is personal to the Participant and may not be charged, assigned or transferred by a Participant and shall lapse immediately if it is so charged, assigned or transferred or if the Participant is adjudged bankrupt.

2.11
An Eligible Employee may not be granted an Option if the amount of the monthly contribution under the Savings Contract proposed to be made in connection with the Option, determined in accordance with this Rule 2, would be less than £5 (or such other minimum amount as may from time to time be prescribed by paragraph 25(3)(b) of Schedule 3).

2.12
The Board may prescribe that the grant of an Option shall be conditional upon the Participant to whom the Option is granted agreeing to sign such form of consent pursuant to the Data Protection Act 1998 relating to the processing of that Participant's personal data for the purposes of the operation and administration of the Plan as may be required by the Board from time to time. The Board may further prescribe that in the event of a failure by that Participant to sign the relevant form of consent within such reasonable time period as may be specified by the Board, that the Option shall lapse.

3	ADJUSTMENT OF OPTIONS ON CHANGE IN SHARE CAPITAL

3.1
Subject to Rules 3.4 and 3.4, if the share capital of the Company is varied (whenever this occurs) by way of capitalisation or rights issue (including a variation in share capital having an effect similar to a rights issue), or sub-division, consolidation or reduction, or otherwise (including any process under Florida law having a substantially similar effect), the Board may make such adjustments as it considers appropriate under Rule 3.2.

3.2	An adjustment made under this Rule may be to one or more of the following:

(a)	the number of Shares under any Option;

(b)	the price at which Shares may be acquired by the exercise of any Option provided that:

(i)
in the case of an Option to subscribe for Shares, the price cannot be reduced below the nominal value of the Shares unless the Board is authorised to capitalise from reserves of the Company a sum equal to the amount by which the nominal value exceeds the adjusted price (the "Shortfall") and so that on exercise of any such Option the Board shall capitalise and apply such sum as is necessary to pay up the Shortfall); and

(ii)
the aggregate price at which the Shares may be acquired pursuant to an Option is immediately after the change in share capital substantially the same as what it was immediately before the change in share capital;

(c)	where any Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred.

3.3
Any adjustment made under this Rule 3 must ensure that the total market value of the Shares which may be acquired by the exercise of an Option is immediately after the change in share capital substantially the same as what it was immediately before the change in share capital.

3.4
Except in the case of a capitalisation issue, no adjustment under Rule 3.2 may be made without the prior confirmation in writing by the Independent Adviser that it is in his opinion fair and reasonable.

4	RIGHT TO EXERCISE OPTIONS

4.1
Options are exercisable in such form and manner as the Board may from time to time prescribe, provided that the monies paid for the Shares on exercise cannot exceed the amount of the repayment made and any interest or bonus paid under the Savings Contract made in connection with the Option, and for this purpose the amount of the repayment shall not include the amount of any monthly contribution the due date for payment of which falls more than one month after the date on which repayment is made.

4.2	Subject to Rules 4.3, 4.4, and 5, an Option cannot be exercised before the Bonus Date and subject to Rule 4.3 an Option cannot be exercised later than 6 months after the Bonus Date.

4.3	Subject to Rule 4.6, where a Participant dies at a time when he is a director or employee of a Participating Company:

(a)
if he dies before the Bonus Date, the Option may (and if at all must) be exercised by his personal representatives at any time but within 12 months after the date of his death and shall lapse to the extent the Option remains unexercised at the expiry of that period; or

(b)
if he dies within the 6 months following the Bonus Date, the Option may (and if at all must) be exercised at any time but within 12 months after the Bonus Date and shall lapse to the extent the Option remains unexercised at the expiry of that period.

4.4	Subject to Rule 4.6, where a Participant ceases to be a director or employee of a Participating Company (otherwise than by reason of his death):

(a)
if he so ceases by reason of injury or disability (in either case to the satisfaction of the Board, in its absolute discretion), redundancy (within the meaning of the Employment Rights Act 1996), retirement a relevant transfer within the meaning of TUPE, or as a result of the Participant's employing company ceasing to be an associated company of the Company by reason of a change of Control, any Option held by him at the date he ceases to be a director or employee may (and if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry of that period provided that the Option may not be exercised later than 6 months after the Bonus Date;

(b)
if he so ceases by reason only that the office or employment relates to a business or part of a business which is transferred to a person who is not an associated company of the Company where the transfer is not a relevant transfer within the means of TUPE (for the purposes of paragraph 34(5) of Schedule 3), any Option held by him at the date he ceases to be a director or employee may (and if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry of that period provided that the Option may not be exercised later than 6 months after the Bonus Date;

(c)	if he so ceases for any other reason on or before the third anniversary of the Grant Date, any Option held by him at the date he ceases to be a director or employee may not be exercised at all and shall lapse on the date of cessation; and

(d)
if he so ceases for any other reason more than 3 years after the Grant Date, any Option held by him at the date he ceases to be a director or employee may (and, if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry of that period provided that the Option may not be exercised later than 6 months after the Bonus Date.

4.5
If at the Bonus Date a Participant is a director or employee of a company which is not a Participating Company but which is an associated company of the Company (for the purposes of paragraph 35 of Schedule 3), the Option may be exercised within 6 months of the Bonus Date and shall lapse to the extent the Option remains unexercised at the expiry of that period.

4.6
Where, before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the Option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the Option may not be exercised at all.

4.7	A Participant will not be treated for the purposes of Rule 4.4:

(a)	as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any Participating Company;

(b)
as ceasing to be a director or employee if, being a woman, she ceases to be a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under Section 82 of the Employment Rights Act 1996 before exercising an Option; or

(c)
as ceasing to be a director or employee by reason of redundancy where his contract of employment continues by virtue of Regulation 5.1 of the Transfer of Undertakings for the Protection of Employment Regulations 1981.

4.8
Subject to Rule 4.4, a Participant may only exercise an Option at a time when he is a director or employee of a Participating Company unless the Participant is a director or employee of a company which is not a Participating Company but is an associated company of the Company (for the purposes of paragraph 35 of Schedule 3) in which case the Participant may exercise his Option in accordance with Rule 4.5.

4.9	A Participant may not exercise an Option at any time when such exercise would be by a director during a Proscribed Period.

4.10
Within 30 days after an Option has been validly exercised by any person, the Board on behalf of the Company will allot to him or procure the transfer to him of the number of Shares in respect of which the Option has been validly exercised and issue a definitive share certificate in respect of those Shares.

4.11
All Shares allotted on the exercise of an Option shall rank equally in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of allotment.

All Shares transferred on the exercise of an Option shall be transferred without any rights attaching to them by reference to a record date falling before the date of the transfer.

4.12
Where the Shares are quoted on the New York Stock Exchange the Company shall apply for any Shares allotted under the Plan to be admitted to trading on the New York Stock Exchange or to such other market on which Shares are then traded.

4.13
An Option will lapse on the failure of the Participant to sign a relevant form of consent pursuant to the Data Protection Act 1998 within such period as may be prescribed by the Board as set out at Rule 2.12.

5	TAKEOVER, RECONSTRUCTION AND WINDING UP

5.1	If any person (or persons acting in concert) obtains Control of the Company as a result of making:

(a)
a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is met the person making the offer will have Control of the Company, or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares,
(in each case taking account of the provisions of sub-paragraphs 3A and 3B of paragraph 37 of Schedule 3) a Participant may (subject to Rule 4) exercise his Option within six months of the time when the person making the offer has obtained Control of the Company and any conditions subject to which the offer is made have been met provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.2
If any person becomes bound or entitled to acquire shares in the Company under sections 979 to 982 or 983 to 985 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same) a Participant may (subject to Rule 4) exercise his Option within the period during which that person is so bound or entitled and to the extent that it is not exercised within that period the Option shall lapse provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.3
If the Court sanctions a compromise or arrangement proposed under Section 899 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same) applicable to or affecting:

(a)	all of the ordinary share capital of the Company or all the shares of the same class as the Shares under Option; or

(b)
all the shares, or all the shares of that same class, which are held by a class of shareholders identified other than by reference to their employment or directorships or their participation in a Schedule 3 scheme, a Participant may (subject to Rule 4) exercise his Option within the period beginning with the date when the Court sanctions the compromise or arrangement and ending 6 months after that date provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.4
If notice is duly given of a resolution being passed for the voluntary winding up of the Company, a Participant may (subject to Rule 4) exercise his Option at any time within 6 months of the date of the passing of such resolution provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.5
If in consequence of any of the events specified in Rules 5.1 to 5.3 the Shares to which an Option relates no longer meet the requirements of paragraphs 18 to 22 of Schedule 3, the Option may be exercised no later than 20 days after the day on which the event specified in those Rules occurs, notwithstanding that the Shares no longer meet the requirements of paragraphs 18 to 22 of Schedule 3 and provided always that paragraph 37(6D) of Schedule 3 shall be adhered to.

5.6
An Option may be exercised during the period of 20 days ending with the date on which the event specified in Rules 5.1 to 5.3 occurs and such exercise will be treated as if it was made in accordance with the provisions of those Rules provided always that if an Option is exercised in reliance on this provision and such event does not occur, the exercise of the Option is to be treated as having had no effect and the Option shall remain in force in accordance with these Rules.

5.7	If any company (the "Acquiring Company"):

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is met the Acquiring Company will have Control of the Company; and

(ii)	a general offer to acquire all the shares in the Company which are in the same class as the Shares;

(b)
obtains Control of the Company as a result of a compromise or arrangement sanctioned by the Court under section 899 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same); or

(c)	becomes entitled to give notice to the holders of Shares under sections 979 to 989 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same), a Participant may, at any time within the applicable period for the event in question (as determined in accordance with paragraph 38(3) of Schedule 3) by agreement with the Acquiring Company, release any Option which has not lapsed in consideration of the Participant being granted an equivalent new Option over shares in a company within paragraph 39(2) of Schedule 3.

5.8	For the purposes of Rule 5.7 a new option granted pursuant to that Rule is an equivalent option if:

(a)	the shares to which it relates:

(i)	are in the Acquiring Company or some other company falling within paragraph 39(2) of Schedule 3 ("Eligible Company"); and

(ii)	satisfy the conditions in paragraphs 18 to 22 of Schedule 3; and

(b)	it is subject to and exercisable in accordance with the provisions of the Plan in the same manner as the Option immediately prior to its release; and

(c)
the total market value of the shares over which it is granted is substantially the same as the total market value of the Shares which were subject to the Option immediately prior to the release, and for this purpose the market value will be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992; and

(d)	the total amount payable by a Participant for the acquisition of shares under it is substantially the same as the amount that would have been payable for the acquisition of Shares under the Option.

5.9	With effect from the release of an Option and the grant of an equivalent option pursuant to Rule 5.7 the Plan will be construed as if:

(a)	the new option had been granted at the same time as the Option it replaces;

(b)
references to the Company in Rules 3, 8.3 and 8.5 and such other Rules where appropriate were references to the Acquiring Company or, as the case may be, to any Eligible Company but references to Participating Company shall continue to be construed as if references to the Company were references to Brown & Brown, Inc.; and

(c)	references to Shares were references to shares in the Acquiring Company, or as the case may be, in any Eligible Company.

6	LIMITS ON GRANT OF OPTIONS

6.1	The number of Shares for which options to subscribe may be granted under the Plan on any day may not, when added to the aggregate of:

(a)	the number of Shares which immediately prior to that day have been or are capable of being issued on the exercise of Options granted under the Plan in the immediately preceding ten years; and

(b)
the number of Shares which immediately prior to that day have been or are capable of being issued on the exercise of options granted in the immediately preceding ten years (or issued in that period otherwise than on the exercise of options) under any other employees' share plan adopted by the Company, exceed such number of Shares as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

6.2
The aggregate of the monthly contributions being made at any time by any one Participant under the Plan and any other certified contractual savings schemes linked to any other Schedule 3 scheme or schemes under Schedule 3 may not exceed:

(a)	£500 (or such other maximum amount as may for the time being be permitted under paragraph 25(3)(a) of Schedule 3); or

(b)
such lower maximum figure as the Board may decide in respect of any Invitation Date under Rule 2.7 provided that no monthly contribution in respect of any Option granted prior to that Invitation Date shall be reduced due to the imposition of such lower maximum figure.

6.3	Without prejudice to the preceding parts of this Rule 6, the Board may from time to time specify the maximum number of Shares in respect of which Options may be granted on any day.

7	ALTERATIONS

7.1	The Board may at any time alter or add to all or any of the provisions of the Plan in any respect.

7.2	As soon as reasonably practicable after making any alteration or addition the Board shall notify in writing every Participant affected by it.

8	MISCELLANEOUS

8.1
The rights and obligations of any person under the terms of his office or employment with any Participating Company will not be affected by his participation in the Plan or any right which he may have to participate in it. The Plan does not form part of any contract of employment between any person and any Participating Company. A Participant whose office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Option then held by him or otherwise in connection with the Plan.

8.2
The Board may from time to time make and vary such rules and regulations not inconsistent with the Plan and establish such procedures for the administration and implementation of the Plan as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any such rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board will be final and binding on all persons.

8.3
The Company and any Participating Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by law.

8.4	In any matter in which he is required to act under the Plan, the Independent Adviser will act as an expert and not as an arbitrator.

8.5
The Company will to the extent necessary at all times keep available sufficient authorised but unissued Shares for the purposes of the Plan and/or ensure that arrangements are in place for the transfer of sufficient issued Shares to satisfy any unexercised Options.

8.6
Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by first class post, in the case of a company to its registered office or such other address as has been notified to the sender, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first class post, it will be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

8.7	The benefits to Participants under the Plan shall not form part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes.

8.8	A Participant may at any time by notice in writing to the Company surrender such rights as might otherwise be available to him under any or all of his Options.

9	TERMINATION
The Board may at any time resolve to cease making further offers of participation under the Plan but in such event the subsisting rights of Participants will not be affected.

10	GOVERNING LAW
These rules and all Options are governed by and shall be construed in accordance with the laws of England and every Participant submits to the exclusive jurisdiction of the Courts of England in relation to the rules and all such Options.